Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stanley Black & Decker, Inc. (the Company) Amended and Restated 2024 Omnibus Award Plan of our report dated February 24, 2026, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company in its Annual Report (Form 10-K) for the year ended January 3, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Hartford, Connecticut
April 29, 2026